Exhibit 10.12

EXECUTION VERSION

MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT, dated as of March 24, 2005, by and between One Equity Partners LLC, a Delaware limited liability company (“OEP” or the “Manager”), and Progress Rail Services Parent Corp., a Delaware corporation (“Parent”).

WHEREAS, Parent desires that the Manager provide Parent with certain services as set forth herein (the “Services”), and the Manager desires to render such services to Parent in consideration of a management fee as specified herein; and

WHEREAS, the Manager may provide certain individuals with financial and/or management expertise (the “Directors”) who may be directors, officers, employees or affiliates of the Manager to serve on the board of directors (the “Board”) of Parent or on the board of directors of any direct or indirect subsidiary of Parent (individually, a “Subsidiary” and, collectively, the “Subsidiaries”; and, together with Parent, the “Company”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      SERVICES

1.1           Services. At Parent’s request, the Manager, through its personnel and, to the extent such personnel determine that it would be necessary or advisable in order to perform the Services required hereunder, by arranging for and coordinating services of other professionals, experts and consultants, shall provide Services to Parent. Such Services shall consist of, without limitation, (a) assistance relating to (i) identifying other companies for potential acquisitions (the “Target Companies”), (i) reviewing and evaluating potential investments in Target Companies, (iii) structuring and negotiating the terms of investments in Target Companies, and (iv) obtaining financing necessary to acquire Target Companies; provided, however, that in no event shall the Manager be deemed to be managing the investments of the Company or an investment advisor to the Company and the Manager shall not be required to take any action inconsistent with this proviso, and (b) at the Manager’s discretion, providing the Directors to serve, from time to time, on the Board and boards of directors of any Subsidiary.

1.2           Independent Contractor. Notwithstanding the Services requested, provided or to be provided hereunder, the Manager shall be deemed to be an independent contractor and, unless otherwise expressly authorized or provided, shall not be authorized to manage the affairs of, act in the name of, or bind the Company pursuant to this Agreement. The Manager is not, and shall not be considered, a partner of the Company and the parties do not intend that this Agreement, separately or in conjunction with any other document, create any joint venture or partnership. The Company shall not be obligated to follow or accept any recommendation made by the Manager. The management, policies and operations of the

Company (including the ultimate approval of the making or disposition of any investment in any Target Company and terms) shall be the responsibility of each entity’s board of directors.

2.                                      LIABILITY AND INDEMNIFICATION.

2.1           Liability of Indemnified Persons. Neither the Manager nor any of its affiliates nor any stockholder, member, director, partner, officer, employee, agent, representative or affiliate of any of the foregoing (collectively, “Indemnified Persons”) shall be liable to the Company, any subsidiary of the Company, any Target Company or any of their respective affiliates for any claims, damages, losses, expenses or liabilities of any nature whatsoever, including, but not limited to, legal fees and expenses (collectively, “Losses”), to which such Indemnified Person may become subject in connection with or arising out of or related to this Agreement, including, without limitation, by reason of any act or omission in connection with Services or any act or omission of any Director whether or not an Indemnified Person continues to be such at the time any such Losses are paid or incurred, unless and to the extent it is determined by a final decision (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction that such Losses resulted from the fraud or gross negligence of such Indemnified Person. Each Indemnified Person shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent persons experienced in the matter at issue, and any act or omission of any Indemnified Person in reasonable reliance on such advice shall in no event subject any of them to liability to the Company or any Target Company, or any of their respective affiliates.

2.2           Indemnification. Parent shall, to the fullest extent permitted by applicable laws, indemnify and hold harmless each of the Indemnified Persons from and against any and all Losses to which such Indemnified Person may become subject in connection with or arising out of or related to this Agreement, or the operation and affairs of the Company or any Target Company, or any of their respective affiliates, including, without limitation, in connection with providing or failing to provide Services (or any act or omission in connection therewith) or any act or omission of any Director, whether or not an Indemnified Person continues to be such at the time any such Losses are paid or incurred; provided, however, that the foregoing indemnification shall not include or apply to the extent that any Losses are determined by a final decision (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction to have resulted from the fraud or gross negligence of such Indemnified Person. In the event that any Indemnified Person becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the operations or affairs of the Company or any Target Company, or any of their respective affiliates, Parent will periodically advance to or reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) as incurred in connection therewith; provided, however, that such Indemnified Person shall promptly repay to Parent the amount of any such advanced or reimbursed expenses paid to it to the extent it shall ultimately be determined by a final decision (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction that such Indemnified Person is not entitled to such advance or reimbursement by Parent as herein provided in connection with such action, proceeding or investigation. The rights of indemnification provided in this Section 2.2 will be in addition to any rights to which an Indemnified Person may otherwise be entitled by contract or as a matter of law, including pursuant to the bylaws of the Company, and shall extend to each of its or his heirs, successors and assigns.

3.                                      COMPENSATION FOR SERVICES

3.1           Service Fee. Parent shall pay a service fee in United States dollars (the “Service Fee”) to OEP of $1,000,000 for each 12-month period during the term of this Agreement, payable in advance and in equal quarterly installments during the term of this Agreement, on the first day of each February, May, August and November (each such date, a “Payment Date”) commencing May 1, 2005. To the extent any Service Fee is not paid it will accrue until paid. If on any day on which the Service Fee is due is not a business day, the Service Fee shall be due on the next succeeding business day. The Service Fee shall be adjusted upward (but not downward) effective as of February 1 of each year commencing February 1, 2006 based on any increase in the Consumer Price Index for the preceding calendar year.

4.                                      TRANSACTION FEES

4.1          Progress Transaction Fee. Parent shall pay a transaction fee in United States dollars (the “Progress Transaction Fee”) to OEP of $4,000,000 payable in full to OEP upon the closing of the mergers of PRSC Acquisition Corp. with any into Progress Rail Services Corporation (“Progress Rail”) and of PMRC Acquisition Co. with and into Progress Metal Reclamation Company (“Progress Metal” and, together with Progress Rail, “Progress”). The Progress Transaction Fee payable pursuant to this Section 4.1 is for assistance provided by OEP relating to (i) the structuring and negotiation of the terms of the transaction with Progress Energy, Inc. and Progress Fuels Corporation, the parent companies of Progress, and (ii) obtaining, negotiating and structuring the debt financing necessary to acquire Progress.

4.2          Other Transaction Fees. In connection with any acquisition of any business (whether by merger, stock acquisition, asset acquisition or otherwise) by Parent or any Subsidiary (other than the acquisition of Progress Rail described in Section 4.1) (an “Acquisition Transaction”) or any sale of Parent or any Subsidiary or any business thereof (whether by merger, stock acquisition, asset acquisition or otherwise) (a “Sale Transaction”), Parent shall pay a transaction fee in United States dollars (the “Transaction Fee”) to OEP equal to one percent (1%) of the Consideration payable in full to OEP upon the closing of each such Acquisition Transaction or Sale Transaction. The Transaction Fees payable pursuant to this Section 4.2 are for assistance provided by OEP relating to (a) the structuring and negotiation of the terms of each such Acquisition Transaction or Sale Transaction, (b) obtaining, negotiating and structuring the necessary debt financing and (c) any other services provided in connection with each such Acquisition Transaction or Sale Transaction. For purposes hereof, “Consideration” shall be deemed to include, without limitation, cash, the fair market value of all property other than cash, dividends and distributions and all other consideration paid or payable, directly or indirectly, in connection with an Acquisition Transaction or Sale Transaction. “Consideration” shall also be deemed to include, without limitation, any repayment, retirement or forgiveness of indebtedness and any indebtedness for borrowed money directly or indirectly assumed (including, without limitation, by way of guarantees or existing on a balance sheet at the time of an Acquisition Transaction or Sale Transaction in the event of a stock purchase or similar transaction). In the event that any part of the Consideration is payable (whether in one payment or a series of two or more payments) at any time following the consummation of any Acquisition Transaction or Sale Transaction, the Consideration therefor shall be deemed to be the present value of such future payment or payments, as determined in good faith by OEP and Parent.

5.                                      REIMBURSEMENT.

5.1          In addition to the fees payable pursuant to Sections 3.1, 4.1 and 4.2, Parent shall reimburse OEP promptly on demand for any expenses incurred by OEP in connection with providing any Services hereunder.

6.                                      TERM.

6.1           The term of this Agreement shall commence on the date hereof and shall terminate on February 1, 2010 (the “Termination Date”) unless this Agreement is automatically renewed. This Agreement automatically will be renewed for annual periods (each such period being referred to herein as a “Renewal Year”) on each February 1st, commencing February, 2010,  unless at least 30 calendar days prior to the beginning of such Renewal Year, notice of termination has been given by OEP to Parent.

6.2           In the event of a Sale of the Company (as defined in the Stockholders’ Agreement, dated as of March 24, 2005, by and among Parent and its stockholders named therein, as such agreement may be amended, modified or restated from time to time), Parent shall have the right to terminate this Agreement by providing prior written notice of termination to OEP.

6.3           Notwithstanding anything in this Section 6 to the contrary, OEP shall have the right to terminate this Agreement at any time by providing prior written notice of termination to Parent.

7.                                      NOTICES.

7.1           All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time when received by registered or certified mail, return receipt requested, or by a nationally recognized overnight courier service or given in person, to the following addresses of the parties hereto or to such changed address as such party may have specified for notice:

OEP:	One Equity Partners LLC
One Bank One Plaza, 14th Floor
Chicago, Illinois 60670-0610
Facsimile: (312) 732-7495
Attention: Thomas J. Kichler

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178-0060
Facsimile: (212) 309-6273
Attention: Ira White, Esq.

Parent:	Progress Rail Services Parent Corp.

1600 Progress Drive
P.O. Box 1037
Albertville, Alabama 35950
Facsimile: (256) 840-2782
Attention: Chief Executive Officer

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178-0060
Facsimile: (212) 309-6273
Attention: Ira White, Esq.

8.                                      MISCELLANEOUS.

8.1           Headings and Captions. All headings and captions contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement.

8.2           Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person may require.

8.3           Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the same agreement.

8.4           Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

8.5           No Assignment. This Agreement may not be assigned by any party hereto without the consent of each other party hereto.

8.6           Severability. The parties hereto intend that each provision hereof constitute a separate agreement among them. Accordingly, the provisions hereof are severable and in the event that any provision of this Agreement shall be deemed invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

8.7           Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties hereto with respect to the transactions contemplated hereby and supersedes all prior oral or written agreements and understandings with respect to the subject matter hereof. This Agreement may be amended, modified or supplemented only by a written instrument executed by or on behalf of each of the parties hereto.

8.8           No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer, and, except for Indemnified Persons as defined in Section 2.1, no provision hereof shall confer third party beneficiary rights upon any other person or entity.

8.9           Limited Recourse. Notwithstanding anything in this Agreement or any other document, agreement or instrument contemplated hereby or thereby to the contrary, the obligations of the Manager hereunder shall be without recourse to any partner, stockholder, member, associate, affiliate or employee of the Manager or its members, partners, or any other respective officers, directors, members, employees or agents.

8.10         Effect of Termination or Non-Renewal. The provisions of Sections 1.2, 2, 5, 7 and 8 hereof shall survive any termination or non-renewal of this Agreement. The fees paid or payable hereunder prior to any termination or non-renewal of this Agreement pursuant to Sections 3 and 4 hereof shall be deemed earned when they become so payable and shall not be affected by any subsequent termination or non-renewal of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized as of the day and year first above written.

ONE EQUITY PARTNERS LLC

By:	/s/ William H. Wangerin, Jr.
Name: William H. Wangerin, Jr.
Title: Partner

PROGRESS RAIL SERVICES PARENT CORP.

By:	/s/ William H. Wangerin, Jr.
Name: William H. Wangerin, Jr.
Title: Senior Vice President and Secretary